ENTRÉE GOLD INC.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

September 30, 2007

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS

Current
Cash and cash equivalents	$ 26,895,815	$ 14,258,422
Receivables	311,444	246,405
Prepaid expenses	578,207	160,345

Total current assets	27,785,466	14,665,172

Investments (Note 4)	3,431,195	-

Equipment (Note 5)	881,355	844,922

Total assets	$ 32,098,016	$ 15,510,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$ 349,380	$ 356,229

Commitments (Note 11)	68,552,673	47,294,292

Stockholders’ equity

Common stock, no par value, unlimited number authorized, (Note 7)
79,079,201 (December 31, 2006 - 70,858,093) issued and outstanding
Additional paid-in capital	10,877,643	9,281,914
Accumulated other comprehensive income:
Foreign currency cumulative translation adjustment	4,857,152	1,532,753
Accumulated deficit during the exploration stage	(52,538,832)	(42,955,094)

Total stockholders’ equity	31,748,636	15,153,865

Total liabilities and stockholders’ equity	$ 32,098,016	$ 15,510,094

Nature of operations (Note 2)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in United States Dollars)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Cumulative Period from Inception (July 19, 1995) to September 30, 2007

EXPENSES
Audit and accounting	$ 8,702	$ 7,276	$ 27,321	$ 44,482	$ 288,036
Consulting fees (Note 7)	27,369	105,905	524,598	212,839	2,184,257
Depreciation	54,657	48,329	157,349	138,188	518,789
Escrow shares compensation	-	-	-	-	1,790,959
Foreign exchange (gain) loss	39,672	(192)	34,840	7,510	70,824
Legal (Note 7)	49,425	10,416	188,073	65,112	1,346,256
Loss on settlement of debt	-	-	-	-	5,252
Management fees (Notes 7 and 8)	11,865	282,656	943,133	304,418	4,074,996
Mineral property interests (Notes 6 and 7)	2,120,233	2,571,691	5,413,978	4,295,961	33,517,376
Office and administration (Note 7)	350,121	575,804	1,378,059	1,282,598	5,270,583
Regulatory and transfer agent fees	(37,532)	16,849	79,147	239,374	490,628
Shareholder communications and investor relations (Note 7)	186,386	144,970	572,181	1,066,443	3,303,191
Travel	82,999	48,714	287,879	140,022	884,766

Loss from operations	(2,893,897)	(3,812,418)	(9,606,558)	(7,796,947)	(53,745,913)
Interest income	318,226	202,112	596,083	547,341	1,780,344
Fair value adjustment to asset backed commercial paper (Note 4)	(573,263)	-	(573,263)	-	(573,263)

Net loss	$ (3,148,934)	$ (3,610,306)	$ (9,583,738)	$ (7,249,606)	$(52,538,832)

Comprehensive loss:
Net loss	$ (3,148,934)	$ (3,610,306)	$ (9,583,738)	$ (7,249,606)	$(52,538,832)
Foreign currency translation adjustment	2,080,246	(10,518)	3,324,399	970,363	4,857,152

Comprehensive loss	$ (1,068,688)	$ (3,620,824)	$ (6,259,339)	$ (6,279,243)	$(47,681,680)

Basic and diluted loss per share	$ (0.04)	$ (0.05)	$ (0.13)	$ (0.10)

Weighted average number of shares outstanding	78,463,001	70,708,093	73,526,676	70,459,289

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity

Balance, July 19, 1995 (date of inception)	-	$ -	$ -	$ -	$ -	$ -
Shares Issued:
Private placements	4,200,000	60,852	-	-	-	60,852
Acquisition of mineral property interests	3,200,000	147,520	-	-	-	147,520
Foreign currency translation adjustment	-	-	-	(756)	-	(756)
Net loss	-	-	-	-	(175,714)	(175,714)

Balance, April 30, 1996	7,400,000	208,372	-	(756)	(175,714)	31,902
Shares Issued:
Private placements	3,880,000	274,718	-	-	-	274,718
Foreign currency translation adjustment	-	-	-	(8,568)	-	(8,568)
Net loss	-	-	-	-	(56,250)	(56,250)

Balance, April 30, 1997	11,280,000	483,090	-	(9,324)	(231,964)	241,802
Foreign currency translation adjustment	-	-	-	(5,216)	-	(5,216)
Net loss	-	-	-	-	(33,381)	(33,381)

Balance, April 30, 1998	11,280,000	483,090	-	(14,540)	(265,345)	203,205
Foreign currency translation adjustment	-	-	-	(3,425)	-	(3,425)
Net loss	-	-	-	-	(40,341)	(40,341)

Balance, April 30, 1999	11,280,000	483,090	-	(17,965)	(305,686)	159,439
Escrow shares compensation	-	-	41,593	-	-	41,593
Exercise of stock options	1,128,000	113,922	-	-	-	113,922
Foreign currency translation adjustment	-	-	-	(896)	-	(896)
Net loss	-	-	-	-	(154,218)	(154,218)

Balance, April 30, 2000	12,408,000	597,012	41,593	(18,861)	(459,904)	159,840
Foreign currency translation adjustment	-	-	-	(5,627)	-	(5,627)
Net loss	-	-	-	-	(18,399)	(18,399)

Balance, April 30, 2001	12,408,000	597,012	41,593	(24,488)	(478,303)	135,814
Foreign currency translation adjustment	-	-	-	(2,561)	-	(2,561)
Net loss	-	-	-	-	(22,490)	(22,490)

Balance, April 30, 2002	12,408,000	597,012	41,593	(27,049)	(500,793)	110,763
Shares issued:
Private placements	7,500,000	1,351,055	-	-	-	1,351,055
Exercise of warrants	12,500	3,288	-	-	-	3,288
Agent’s finder fee	310,000	39,178	-	-	-	39,178
Finder’s fee for mineral property interests	100,000	35,827	-	-	-	35,827
Debt settlement	135,416	45,839	5,252	-	-	51,091
Agent’s warrants	-	-	16,877	-	-	16,877
Escrow shares compensation	-	-	40,205	-	-	40,205
Stock-based compensation	-	-	16,660	-	-	16,660
Share issue costs	-	(211,207)	-	-	-	(211,207)
Foreign currency translation adjustment	-	-	-	73,080	-	73,080
Net loss	-	-	-	-	(1,073,320)	(1,073,320)

Balance, April 30, 2003	20,465,916	1,860,992	120,587	46,031	(1,574,113)	453,497
Shares Issued:
Private placements and offerings	16,352,942	10,891,160	-	-	-	10,891,160
Exercise of warrants	3,730,372	1,316,664	(6,443)	-	-	1,310,221
Exercise of stock options	35,000	18,730	(4,026)	-	-	14,704
Agent’s corporate finance fee	100,000	64,192	8,384	-	-	72,576
Acquisition of mineral property interests (Note 5)	5,000,000	3,806,000	-	-	-	3,806,000
Agent’s warrants	-	-	370,741	-	-	370,741
Escrow shares compensation	-	-	1,949,878	-	-	1,949,878
Stock-based compensation	-	-	414,847	-	-	414,847
Share issue costs	-	(1,302,715)	-	-	-	(1,302,715)
Foreign currency translation adjustment	-	-	-	1,950	-	1,950
Net loss	-	-	-	-	(12,505,759)	(12,505,759)

Balance, December 31, 2003	45,684,230	16,655,023	2,853,968	47,981	(14,079,872)	5,477,100
Shares issued:
Private placement	4,600,000	3,846,521	-	-	-	3,846,521
Exercise of warrants	533,836	186,208	(13,197)	-	-	173,011
Exercise of stock options	50,000	26,180	(8,238)	-	-	17,942
Warrants issued for cancellation of price guarantee (Note 5)	-	-	129,266	-	-	129,266
Escrow shares compensation	-	-	405,739	-	-	405,739
Share issue costs	-	(21,026)	-	-	-	(21,026)
Stock-based compensation	-	-	1,530,712	-	-	1,530,712
Foreign currency translation adjustment	-	-	-	132,501	-	132,501
Net loss	-	-	-	-	(5,528,114)	(5,528,114)

Balance, December 31, 2004	50,868,066	20,692,906	4,898,250	180,482	(19,607,986)	6,163,652
Shares issued:
Private placement	7,542,410	13,358,097	-	-	-	13,538,097
Exercise of warrants	10,456,450	10,475,291	-	-	-	10,475,291
Exercise of stock options	772,000	1,238,581	(532,908)	-	-	705,673
Escrow shares compensation	-	-	(435,583)	-	-	(435,583)
Share issue costs	-	(521,798)	-	-	-	(521,798)
Stock-based compensation	-	-	5,074,100	-	-	5,074,100
Foreign currency translation adjustment	-	-	-	1,099,954	-	1,099,954
Net loss	-	-	-	-	(13,691,767)	(13,691,767)

Balance, December 31, 2005	69,638,926	45,423,077	9,003,859	1,280,436	(33,299,753)	22,407,619
Shares issued:
Membership paid in stock	4,167	8,870	-	-	-	8,870
Exercise of stock options	1,215,000	1,862,345	(753,628)	-	-	1,108,717
Stock-based compensation	-	-	1,031,683	-	-	1,031,683
Foreign currency translation adjustment	-	-	-	252,317	-	252,317
Net loss	-	-	-	-	(9,655,341)	(9,655,341)

Balance, December 31, 2006	70,858,093	47,294,292	9,281,914	1,532,753	(42,955,094)	15,153,865
Shares issued:
Exercise of stock options	55,000	61,519	(23,039)	-	-	38,480
Stock-based compensation	-	-	52,999	-	-	52,999
Foreign currency translation adjustment	-	-	-	147,406	-	147,406
Net loss	-	-	-	-	(1,176,636)	(1,176,636)

Balance, March 31, 2007	70,913,093	47,355,811	9,311,874	1,680,159	(44,131,730)	14,216,114
Shares issued:
Exercise of warrants	7,542,408	20,392,043	-	-	-	20,392,043
Exercise of stock options	75,000	88,632	(34,017)	-	-	54,615
Stock-based compensation	-	-	1,858,926	-	-	1,858,926
Foreign currency translation adjustment	-	-	-	1,096,747	-	1,096,747
Net loss	-	-	-	-	(5,258,168)	(5,258,168)

Balance, June 30, 2007	78,530,501	67,836,486	11,136,783	2,776,906	(49,389,898)	32,360,277
Shares issued:
Acquisition of mineral property interests (Note 6)	15,000	33,976	-	-	-	33,976
Exercise of stock options	533,700	682,211	(259,140)	-	-	423,071
Stock-based compensation	-	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	2,080,246	-	2,080,246
Net loss	-	-	-	-	(3,148,934)	(3,148,934)

Balance, September 30, 2007	79,079,201	$ 68,552,673	$ 10,877,643	$ 4,857,152	$ (52,538,832)	$ 31,748,636

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Cumulative Period from Inception (July 19, 1995) to September 30, 2007

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$ (3,148,934)	$ (3,610,306)	$ (9,583,738)	$ (7,249,606)	$ (52,538,832)
Items not affecting cash:
Depreciation	54,657	48,329	157,349	138,188	518,789
Stock-based compensation (Note 7)	-	769,327	1,911,925	1,009,720	9,979,927
Fair value adjustment to asset backed commercial paper (Note 4)	573,263	-	573,263	-	573,263
Escrow shares compensation	-	-	-	-	2,001,832
Loss on settlement of debt	-	-	-	-	5,252
Warrants issued for cancellation of price guarantee	-	-	-	-	129,266
Finder’s fee paid in stock	-	-	-	-	35,827
Mineral property interest paid in stock	33,976	-	33,976	-	3,839,976
Membership fees paid in stock	-	-	-	8,870	8,870
Changes in assets and liabilities:
Receivables	(55,212)	(73,547)	(20,394)	128,926	(253,865)
Prepaid expenses	239,648	88,957	(349,088)	(192,873)	(503,210)
Accounts payable and accrual liabilities	(793,733)	186,772	(60,720)	(211,848)	319,423

Net cash used in operating activities	(3,096,335)	(2,590,468)	(7,337,427)	(6,368,623)	(35,883,482)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	423,073	-	20,908,211	957,202	64,940,903
Share issue costs	-	-	-	-	(1,557,374)
Purchase of asset backed commercial paper (Note 4)	(4,004,458)	-	(4,004,458)	-	(4,004,458)

Net cash provided by financing activities	(3,581,385)	-	16,903,753	957,202	59,379,071

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of equipment	(4,912)	(79,272)	(69,559)	(239,229)	(1,275,921)

Net cash used in investing activities	(4,912)	(79,272)	(69,559)	(239,229)	(1,275,921)

Effect of foreign currency translation on cash and cash equivalents	1,967,663	(9,187)	3,140,626	967,411	4,676,147

Change in cash and cash equivalents during the period	(4,714,969)	(2,678,927)	12,637,393	(4,683,239)	26,895,815

Cash and cash equivalents, beginning of period	31,610,784	19,683,175	14,258,422	21,687,487	-

Cash and cash equivalents, end of period	$ 26,895,815	$ 17,004,248	$ 26,895,815	$ 17,004,248	$ 26,895,815

Cash paid for interest during the period	$ -	$ -	$ -	$ -

Cash paid for income taxes during the period	$ -	$ -	$ -	$ -

Supplemental disclosure with respect to cash flow (Note 10)

The accompanying notes are an integral part of these consolidated financial statements

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

(Unaudited)

(Expressed in United States Dollars)

1.

BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended December 31, 2006. The results of operations for the nine period ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

2.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. Effective October 10, 2002, pursuant to a special resolution passed by the stockholders of the Company, the Company changed its name from Entrée Resources Inc. to Entrée Gold Inc. and consolidated its share capital on a 2:1 basis. In December 2003, the Company changed its fiscal year end from April 30 to December 31. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

3.

SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended December 31, 2006.

4.

INVESTMENTS

As at September 30, 2007, investments comprised the Company’s interest in $3,431,155 invested in Canadian Asset-Backed Commercial Paper (“ABCP”), net of $573,263 fair value adjustment. The ABCP portfolio matured in mid-September 2007, but was not repaid. A group of participants in the ABCO market, including banks, liquidity providers and major investors (the “Consortium”) have agreed to a standstill period with respect to ABCP to permit time for the issuers of the ABCP to be restructured. On October 15, 2007, the Consortium agreed to extend the period to December 14, 2007 to allow for more time to restructure the issuers.

5.

EQUIPMENT

		September 30, 2007			December 31, 2006
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value

Office equipment	136,946	42,215	94,731	107,574	24,222	83,352
Computer equipment	479,418	337,683	141,735	362,113	200,628	161,485
Field equipment	413,928	51,651	362,277	352,973	33,988	318,985
Buildings	454,409	171,797	282,612	383,703	102,603	281,100

	1,484,701	603,346	881,355	1,206,363	361,441	844,922

6.

MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing.

Each of our exploration licenses was granted by the Mineral Resources and Petroleum Authority of Mongolia for an initial term of three years, subject to a right to renew for two successive 2-year renewals. Two of the three licenses that comprise Lookout Hill were issued April 3, 2001 and were renewed for the second of their two year renewals in March, 2006. The third Lookout Hill license was issued March 30, 2001 and was renewed for the second of its two-year renewals in March, 2006. The Manlai license was issued March 9, 2001 and renewed for the second of its two-year renewals in March, 2006.

Pursuant to Mongolian Minerals Law, we have extended our licenses for a further two year term for final expiry in March and April 2010, unless converted before these dates to mining licenses. Mongolian exploration licenses are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licenses in good standing is approximately $280,000.

Under the terms of an option agreement completed in July, 2002, as amended, the Company acquired from Mongol Gazar Co., Ltd. (“Mongol Gazar”) a 100% interest in three mineral concessions (collectively, the “Lookout Hill Property”).  As consideration, the Company paid $5,500,000 and issued 5,000,000 common shares at a value of $3,806,000. For the above purchase price, the Company also acquired a 100% interest in a fourth mineral concession (the "Manlai Property") located in southern Mongolia.

In June 2004 and as part of the Lookout Hill acquisition, the Company issued non-transferable warrants to purchase up to 250,000 shares of the Company at a price of C$1.05 per share for two years to Mongol Gazar.  The fair value of the warrants was estimated to be $129,266.  In addition, Mongol Gazar agreed to transfer to the Company's subsidiary, Entrée LLC, its 100% interest in an exploration licence located in Khanbogd, Omnogovi, Mongolia (the "Khatsavch" property). The warrants expired without exercise in April, 2006 (Note 7). The Khatsavch license was returned to the Mongolian government in October 2006.

In October, 2004, the Company granted to Ivanhoe Mines Ltd. ("Ivanhoe") the right to earn, over an eight year period, a participating interest in a certain portion of its Lookout Hill Property (the "Project Property").  Under the agreement, Ivanhoe must spend a minimum of $3 million in order to earn surface rights in the Project Property and a minimum of $20 million in order to earn any mineral rights interest in the Project Property and may acquire up to an 80% interest in mineralization below a depth of 560 metres and a 70% interest in mineralization above a depth of 560 metres by spending $35 million.  Thereafter, the Company has the right to require Ivanhoe to fund its share of subsequent project costs through to production, to be recovered from production cash flow.  The agreement with Ivanhoe also provided for Ivanhoe to subscribe for 4,600,000 units of the Company at a price of C$1.00 per unit (completed in November 2004).  In October, 2007, the Company has received notice from Ivanhoe that it has incurred the required expenditures (US$20 million) to earn a 51% participating interest. (Note 12).

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the Safford district, of south-eastern Arizona. Under the terms of the agreement, the Company may earn a 100% interest in the Sol Dos property by spending $4 million on exploration over four years and by making staged payments totalling $1 million cash and issuing 250,000 shares. The Company’s interest would be subject to a 2% NSR royalty, one half of which it may purchase for $1 million cash and issuing 250,000 shares.

In July, 2007, the Company entered into an agreement with Empirical Discovery LLC (“Empirical”) to explore for and develop certain mineral targets in southeastern Arizona and adjoining southwestern New Mexico.  Under the terms of the agreement, the Company has the option to acquire an 80% interest in any of the properties by incurring exploration expenditures totaling a minimum of US $1.9 million and issuing 300,000 shares within 5 years of acceptance of the agreement.  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR royalty, half of which may be purchased for US $2 million. The Company issued 15,000 shares to Empirical as per the terms of the agreement upon approval from the TSX.

Mineral property interest costs incurred are summarized as follows:

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Cumulative Period from Inception (July 19, 1995) to September 30, 2007

Lookout Hill:
Acquisition	$ 65,286	$ 94,329	$ 198,476	$ 228,192	$ 10,503,687
Assaying, testing and analysis	57,902	208,713	244,966	238,736	1,278,286
Camp and field supplies	299,924	16,220	692,873	138,454	3,620,201
Drilling	641,835	589,508	1,178,288	828,569	5,453,763
Geological and geophysical	391,593	365,850	905,090	847,486	5,733,332
Travel and accommodation	59,725	71,992	150,334	174,393	803,740
	1,516,265	1,346,612	3,370,027	2,455,830	27,393,009

Manlai:
Acquisition	2,520	4,201	7,617	9,422	30,407
Assaying, testing and analysis	1,961	52,583	41,954	63,563	218,202
Camp and field supplies	73,477	12,991	234,284	101,584	1,224,230
Drilling	75,991	785,639	294,547	785,639	1,364,896
Geological and geophysical	68,005	194,162	197,420	446,500	1,270,560
Travel and accommodation	2,669	22,596	13,373	54,943	100,344
	224,623	1,072,172	789,195	1,461,651	4,208,639

Sol Dos:
Acquisition	5,068	24,316	55,320	50,041	110,958
Assaying, testing and analysis	14,978	-	33,438	-	33,438
Camp and field supplies	21,502	-	51,946	-	51,946
Drilling	141,083	-	657,690	-	657,690
Geological and geophysical	17,072	54,392	148,881	60,476	250,598
Travel and accommodation	15,447	7,031	49,981	8,271	59,177
	215,150	85,739	997,256	118,788	1,163,807

Empirical:
Acquisition	34,638	-	34,638	-	34,638
Camp and field supplies	3,562	-	3,562	-	3,562
Geological and geophysical	12,780	-	12,780	-	12,780
Travel and accommodation	2,079	-	2,079	-	2,079
	53,059	-	53,059	-	53,059

Other	111,136	67,168	204,441	259,692	698,862

	$ 2,120,233	$ 2,571,691	$ 5,413,978	$ 4,295,961	$ 33,517,376

7.

COMMON STOCK

In October 2002, the Company consolidated its issued share capital on a two old shares for one new share basis.  Authorized share capital remained unchanged.  All references to share and per share amounts in these consolidated financial statements have been adjusted accordingly.

In May 2004, the Company received stockholder approval to amend its Articles to increase the authorized share capital of the Company from 100,000,000 common shares without par value to an unlimited number of common shares without par value.

Share issuances

In July 1995, the Company completed a private placement consisting of 4,200,000 common shares issued at a price of C$0.02 per share for gross proceeds of $60,852.

In July 1995, the Company issued 3,200,000 shares at a value of $147,520 for the acquisition of a mineral property interest in Costa Rica.  This mineral property was abandoned in 2001.

In January 1997, the Company completed a private placement consisting of 1,680,000 common shares issued at a price of C$0.06 per share for gross proceeds of $77,553.

In April 1997, the Company completed a private placement consisting of 2,200,000 common shares issued at a price of C$0.12 per share for gross proceeds of $197,165.

In February 2000, the Company issued 1,128,000 common shares for cash proceeds of $113,922 on the exercise of stock options.

In September 2002, the Company completed a brokered private placement consisting of 4,000,000 units issued at a price of C$0.20 per unit for gross proceeds of $505,520.  Each unit consisted of one common share and one-half non-transferable share purchase warrant.  Each whole share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.40 per share for a period of one year.  As part of this private placement, the Company issued 310,000 units as a finder's fee to the agent.  Each agent's unit consisted of one common share and one-half non-transferable share purchase warrant whereby each whole share purchase warrant entitled the agent to acquire one additional common share at a price of C$0.40 per share for a period of one year. Related share issue costs of $112,338 were comprised of cash costs totalling $72,556 and the fair value of 310,000 units estimated at $39,782, of which $39,178 was assigned to the common shares and $604 was assigned to the warrants.

In January 2003, the Company completed a combination brokered and non-brokered private placement consisting of 2,500,000 units issued at a price of C$0.35 per unit for gross proceeds of $569,975.  Each unit consisted of one common share and one-half non-transferable share purchase warrant.  Each whole share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.40 per share for a period of one year.  As part of this private placement, the Company issued 329,723 agent's warrants whereby each warrant entitled the agent to acquire one additional common share at a price of C$0.40 per share for a period of one year. Related share issue costs of $94,461 were comprised of cash costs totalling $78,188 and the fair value of the agents warrants estimated at $16,273.

In January 2003, the Company issued 100,000 common shares at a value of $35,827 as a finder's fee towards the acquisition of mineral property interests (Note 6).

In February 2003, the Company issued 12,500 common shares for proceeds of $3,288 on the exercise of warrants.

In March 2003, the Company issued 135,416 common shares at a value of $45,839 and 67,708 non-transferable share purchase warrants with a value of $5,252 to settle accounts payable totalling $45,839 resulting in a loss on settlement of $5,252.  Each share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.60 per share for a period of one year.

In April 2003, the Company completed a non-brokered private placement consisting of 1,000,000 units issued at a price of C$0.40 per unit for proceeds of $275,560.  Each unit consisted of one common share and one non-transferable share purchase warrant.  Each share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.50 per share for the first year and at C$0.60 per share for the second year.   The Company incurred costs of $4,408 with respect to this private placement.

In August 2003, the Company completed a non-brokered private placement consisting of 2,000,000 common shares issued at a price of C$0.20 per share for gross proceeds of $288,360.  Related share issue costs of $15,270 were charged as a reduction to the gross proceeds raised on the non-brokered private placement.

In October 2003, the Company completed a short-form offering and issued 2,352,942 units at a price of C$0.85 per unit for gross proceeds of $1,510,400.  Each unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole share purchase warrant allowed the holder to purchase one additional common share at an exercise price of C$1.06 on or before October 22, 2005.  The agent for the offering was paid a cash commission of 8.5% of the gross proceeds received, or $128,384, in respect of units sold and received agent's warrants to acquire common shares equal to 10% of the number of units sold, or 235,294 warrants.  The agent's warrants allowed the agent to purchase one additional common share at an exercise price of C$0.95 per share on or before October 22, 2004. The agent was also issued 100,000 units as a corporate finance fee.  Each agent's unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole share purchase warrant allowed the agent to purchase one additional common share at an exercise price of C$0.95 on or before October 22, 2004.  Related share issue costs of $296,296 were comprised of cash costs totalling $164,004 and the fair value of 100,000 agents units estimated at $72,576 and the fair value of 235,294 agent's warrants estimated at $59,716.  The fair value of the agent's units of $72,576 consisted of $64,192 assigned to the common shares and $8,384 assigned to the warrants.

In October 2003, the Company completed a brokered private placement consisting of 12,000,000 units at a price of C$1.00 per unit for gross proceeds of $9,092,400.  Each unit consisted of one common share and one-half of one non-transferable share purchase warrant.  Each whole share purchase warrant allowed the holder to purchase one additional common share at an exercise price of C$1.35 on or before October 31, 2005.  The agent for the offering was paid a cash commission of 6.5% of the gross proceeds received in respect of units sold by the agent up to 11,500,000 units, or $566,381, and received 920,000 agent's warrants.  The agent's warrants allowed the agent to purchase one additional common share at an exercise price of C$1.35 per share on or before April 30, 2005.  Related share issue costs of $991,149 were comprised of cash costs totalling $680,124 and the fair value of the agents warrants estimated at $311,025.

In November 2003, the Company issued 5,000,000 shares at a value of $3,806,000 for the acquisition of a mineral property interest (Note 6).

During the eight month period ended December 31, 2003 the Company issued 3,730,372 common shares for cash proceeds of $1,310,221 on the exercise of warrants.  The warrants exercised had a corresponding fair value of $6,443 when issued which has been transferred from additional paid-in capital to common stock on the exercise of the warrants.

During the eight month period ended December 31, 2003, the Company issued 35,000 common shares for cash proceeds of $14,704 on the exercise of stock options.  The fair value recorded when the options were granted of $4,026 has been transferred from additional paid-in capital to common stock on the exercise of the options.

In January 2004, the Company issued 50,000 common shares for cash proceeds of $17,942 on the exercise of stock options.  The fair value recorded when the options were granted of $8,238 has been transferred from additional paid-in capital to common stock on the exercise of the options.

In November 2004, the Company completed a non-brokered private placement consisting of 4,600,000 units at a price of C$1.00 per unit for gross proceeds of $3,846,521.  Each unit consisted of one common share and one non-transferable share purchase warrant.  Each share purchase warrant entitles the holder to purchase one additional common share at a price of C$1.10 on or before November 9, 2006.  Pursuant to an agreement with the Company, the placee, being Ivanhoe, has a pre-emptive right to such percentage of any future offering of securities by the Company to enable them to preserve their pro-rata ownership interest in the Company after their acquisition of these 4,600,000 units.  Related share issue costs were comprised of cash costs totalling $21,026.

During the year ended December 31, 2004, the Company issued 533,836 common shares for cash proceeds of $173,011 on the exercise of warrants.  Certain of the warrants exercised had a corresponding fair value of $13,197 when issued which has been transferred from additional paid-in capital to common stock on the exercise of the warrants.

In June 2005, the Company completed a non-brokered private placement consisting of 5,665,730 units at a price of C$2.20 per unit for gross proceeds of $10,170,207. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years. Pursuant to an agreement with the Company, the placee, Kennecott Canada Exploration Inc. (indirect wholly-owned subsidiary of Rio Tinto plc) has the right to acquire additional securities and participate in future financings by the Company so as to maintain its proportional equity in the Company. Related share issue costs were comprised of cash costs totalling $521,798.

In July 2005, the Company completed a non-brokered private placement consisting of 1,876,680 units at a price of C$2.20 per unit for gross proceeds of $3,367,890. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years.

During the year ended December 31, 2005, the Company issued 10,456,450 common shares for cash proceeds of $10,475,291 on the exercise of warrants.

During the year ended December 31, 2005, the Company issued 772,000 common shares for cash proceeds of $705,673 on the exercise of stock options. The fair value recorded when the options were granted of $532,908 has been transferred from additional paid–in capital to common stock on the exercise of the options.

During the year ended December 31, 2006, the Company issued 1,215,000 common shares for cash proceeds of $1,108,717 on the exercise of stock options. The fair value recorded when the options were granted of $753,628 has been transferred from additional paid–in capital to common stock on the exercise of the options.

In June 2006, the Company issued 4,167 common shares to the University of British Columbia as a donation to become a member of the Mineral Deposit Research Unit. The fair value recorded when the shares were issued of $8,870 has been recorded as a donation expense.

During the three month period ended March 31, 2007, the Company issued 55,000 common shares for cash proceeds of $38,479 on the exercise of stock options. The fair value recorded when the options were granted of $23,039 has been transferred from additional paid–in capital to common stock on the exercise of the options.

On June 28, 2007, the Company issued 6,306,920 common shares for cash proceeds of $17,051,716 on the exercise of warrants.

On June 29, 2007, the Company issued 1,235,488 common shares for cash proceeds of $3,340,327 on the exercise of warrants.

During the three month period ended June 30, 2007, the Company issued 75,000 common shares for cash proceeds of $54,615 on the exercise of stock options. The fair value recorded when the options were granted of $34,017 has been transferred from additional paid–in capital to common stock on the exercise of the options.

In August 2007, the Company issued 15,000 shares at a value of $33,976 to Empirical Discovery LLC on the acceptance of the agreement between Empirical and the Company to form an alliance to explore and develop porphyry copper targets in New Mexico and Arizona. The fair value recorded when the shares were issued of $33,975 has been recorded as a donation expense.

During the three month period ended September 30, 2007, the Company issued 533,700 common shares for cash proceeds of $423,071 on the exercise of stock options. The fair value recorded when the options were granted of $259,140 has been transferred from additional paid–in capital to common stock on the exercise of the options.

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price (C$)

Balance at December 31, 2005	7,792,410	2.82
Expired	(250,000)	1.05

Balance at March 31, 2007 and December 31, 2006	7,542,410	2.88
Exercised	(7,542,410)	2.88

Balance at June and September 30, 2007	-	-

Stock options

During the year ended April 30, 2003, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2007, the Company may grant options to acquire up to 10,644,000 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

Stock option transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price (C$)

Balance at December 31, 2005	8,483,000	1.28
Granted	1,350,000	1.45
Exercised	(1,215,000)	1.04
Expired	(40,000)	1.14

Balance at December 31, 2005	8,578,000	1.34
Granted	50,000	1.77
Exercised	(55,000)	0.82

Balance at March 31, 2007	8,573,000	1.31
Granted	1,320,500	2.18
Exercised	(75,000)	0.80

Balance, June 30, 2007	9,818,500	1.46
Exercised	(533,700)	0.83
Expired	(100,000)	0.46

Balance, September 30, 2007	9,184,800	1.51

The weighted average fair value per stock option granted during the nine months ended September 30, 2007 was C$1.27 (September 30, 2006 - C$0.77).  The number of stock options exercisable at September 30, 2007 was 9,184,800.

At September 30, 2007, the following stock options were outstanding:

Number of Shares	Exercise Price (C$)	Expiry Date

275,000	0.60	January 30, 2008
100,000	1.19	March 3, 2008
20,000	1.32	July 10, 2008
670,000	1.00	September 18, 2008
175,000	2.32	November 13, 2008
560,000	1.24	February 11, 2009
1,385,000	1.15	November 12, 2009
600,000	1.25	December 17, 2009
400,000	1.28	January 7, 2010
75,000	1.19	March 3, 2010
63,000	1.48	May 24, 2010
2,180,000	1.75	June 9, 2010
100,000	2.00	August 15, 2010
25,000	1.66	August 25, 2010
20,000	1.85	September 28, 2010
125,000	1.80	January 23, 2011
100,000	2.20	February 8, 2011
20,000	2.34	March 28, 2011
974,300	1.32	July 10, 2011
10,000	1.77	December 11, 2011
50,000	1.77	January 22, 2012
238,000	2.20	April 5, 2012
500,000	2.06	May 16, 2012
519,500	2.30	May 31, 2012

9,184,800

Stock-based compensation

The fair value of stock options granted during the three months ended September 30, 2007 was $NIL (September 30, 2006 - $769,327) which is being recognized over the options vesting periods.  The fair value of stock options granted and recognized during the nine months ended September 30, 2007 was $1,911,925 (September 30, 2006 - $1,009,720) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	Cumulative Period from Inception (July 19, 1995) to September 30, 2007

Consulting fees	$ -	$ -	$ 434,439	$ 102,579	$ 1,794,562
Legal	-	-	37,175	-	287,931
Management fees	-	270,573	903,300	270,573	3,721,422
Mineral property interest	-	162,343	175,678	253,579	1,718,832
Office and administration	-	321,079	353,898	352,354	1,754,429
Stockholder communications and investor relations	-	15,332	7,435	30,635	702,751
	$ -	$ 769,327	$ 1,911,925	$ 1,009,720	$ 9,979,927

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006

Risk-free interest rate	4.33%	4.25%
Expected life of options (years)	5.0	5.0
Annualized volatility	79%	68%
Dividend rate	0.00%	0.00%

8.

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the period ended September 30, 2007:

a)

Paid or accrued management fees of 39,846 (September 30, 2006 - $33,845) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

9.

SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

	September 30, 2007	December 31, 2006

Identifiable assets
Canada	$ 31,481,326	$ 14,827,904
Mongolia	616,690	682,190
	$ 32,098,016	$ 15,510,094

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006

Loss for the year
Canada	$ (907,596)	$ (928,189)	$ (3,912,010)	$ (2,685,841)
Mongolia	(1,933,011)	(2,596,378)	(4,584,057)	(4,444,977)
USA	(308,327)	(85,739)	(1,087,671)	(118,788)
	$ (3,148,934)	$ (3,610,306)	$ (9,583,738)	$ (7,249,606)

10.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the nine months ended September 30, 2007 consisted of the issuance of 15,000 common shares in payment of mineral property interests in the amount of $33,976 (Note 7).

The significant non-cash transaction for the nine months ended September 30, 2006 consisted of the issuance of 4,167 common shares in payment of membership fees in the amount of $8,870 (Note 7).

Cash and cash equivalents consisted of cash of $10,812,644 (December 31, 2006 - $10,896,180) and short-term investments of $16,083,171 (December 31, 2006 - $3,362,242).

11.

COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2007	$ 21,395
2008	87,141
2009	89,816
2010	90,930
2011	37,887
Total	$ 327,169

12.

SUBSEQUENT EVENTS

Subsequent to September 30, 2007, the Company had the following transactions:

a)

issued 25,000 common shares for proceeds of C$38,000 on the exercise of stock options.

b)

received notice from Ivanhoe that it has incurred the required expenditures (US$20 million) to earn a 51% participating interest in a portion of the Lookout Hill property.  A joint venture may be formed should Ivanhoe choose to discontinue earning-in on the project. Ivanhoe has informed The Company that it intends to continue to incur earn-in expenditures so as to increase its participating interest in the project and therefore, a joint venture is not being formed at this time.

c)

entered into an agreement, dated November 5, 2007, with a Canadian underwriter, for the purchase of 10,000,000 common shares of the Company.  The offering price is C$3.00, representing proceeds of C$30,000,000.  This transaction is subject to receipt of all necessary regulatory and stock exchange approvals.  Closing is expected on or about November 26, 2007. In addition, two existing shareholders have exercised pre-emptive rights to acquire 4,428,640 common shares at C$3.00 per share, for an additional $13,285,920 in gross proceeds to maintain their respective ownership interest in the Company.

d)

entered into an agreement with the Zhejiang No. 11 Geological Brigade to explore for copper within three prospective contiguous exploration licences, totalling approximately 61 square kilometres in Pingyang County, Zhejiang Province, People’s Republic of China.  The Company has agreed to spend US$3,000,000 to fund exploration activities on the licences (collectively known as “Huaixi”) over a four year period.  After The Company has expended US$3 million, it will hold a 78% interest and Zhejiang No. 11 Geological Brigade will hold a 22% interest in the project.